EXHIBIT 99.2

December 10, 2008

Investors May Contact:

Kevin Stitt, Bank of America, 1.704.386.5667

Lee McEntire, Bank of America, 1.704.388.6780

Reporters May Contact:

Scott Silvestri, Bank of America, 1.980.388.9921

scott.silvestri@bankofamerica.com

Bank of America Names Brian Moynihan General Counsel

CHARLOTTE – Bank of America Corporation today said Brian Moynihan, president of Global Corporate and Investment Banking, has been named general counsel. He succeeds Timothy Mayopoulos who is leaving the company.

Moynihan, 49, is a member of the bank’s executive management team and will continue to report to Ken Lewis, chairman and chief executive officer. He will continue to serve as chief executive officer of Banc of America Securities LLC through an appropriate transition period related to the Merrill Lynch & Co., Inc. transaction. Moynihan’s other current responsibilities will be covered by other executives and his appointment is effective today.

“In these tumultuous times, the role of general counsel requires broad business and legal expertise,” Lewis said. “As general counsel for the combined Bank of America and Merrill Lynch, Brian will continue to be a key member of my management team.”

Moynihan joined Bank of America in 2004 as the president of the Global Wealth and Investment Management unit, following Bank of America’s FleetBoston Financial acquisition. He originally joined that company in April 1993 as deputy general counsel.

He is a graduate of Brown University and the University of Notre Dame Law School. He serves on the boards of directors of YouthBuild Boston and the Boys and Girls Clubs of Boston. He is a former chairman of the Travelers Aid Society of Rhode Island and Providence Haitian Project, Inc.

“Tim Mayopoulos served our company with distinction and we wish him great success in his future endeavors,” Lewis said.

Bank of America

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small and middle market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-

management products and services. The company provides unmatched convenience in the United States, serving more than 59 million consumer and small business relationships with more than 6,100 retail banking offices, more than 18,000 ATMs and award-winning online banking with more than 25 million active users. Bank of America offers industry leading support to more than 4 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients in more than 150 countries and has relationships with 99 percent of the U.S. Fortune 500 companies and 83 percent of the Fortune Global 500. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

www.bankofamerica.com

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